Exhibit 10.33

RESEARCH AND EXCLUSIVE LICENSE OPTION AGREEMENT

THIS AGREEMENT is made on October 7, 2010 effective subject to the closing of the investment round envisaged in the Share Purchase Agreement (as defined herein) (the date being of such closing being referred to herein as the "Effective Date") between

Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel, located at 5 Basel Street, Petach Tikva 49131, Israel (“Teva”), and

Cell Cure NeuroSciences Ltd., a corporation incorporated under the laws of Israel, located at Kiryat Hadassah, Jerusalem 91121, Israel (“Cell Cure”).

Teva and Cell Cure may be individually referred to as a “Party” and together as the “Parties”.

WHEREAS, Cell Cure is engaged in the development of pharmaceutical preparations embodying human embryonic stem cell and/or human induced pluripotent stem cell-derived Retinal Pigment Epithelial cells ("RPE Cells")  which are non-adherent (in suspension) for use in the Field (as hereinafter defined) (the "Licensed Product"),

WHEREAS, Cell Cure is the holder of exclusive licenses  in the Field (as defined herein) from ES Cell International Pte Ltd. (“ESI”), and from Hadasit Medical Research Services and Development Ltd. ("Hadasit"), each covering certain portions of the Cell Cure IP (as defined herein);

WHEREAS, Cell Cure wishes to perform an R&D Program (as defined herein) that shall include certain pre-clinical activities as described therein, to be partially funded through Teva’s equity investment in Cell Cure under the Share Purchase Agreement dated October 7, 2010 (the “Share Purchase Agreement”) and additional resources as set forth in the R & D Budget (as defined herein);

WHEREAS, the Parties agree that Teva shall have the exclusive option, but not the obligation, to be granted the License (as defined herein), on the terms set out in this Agreement;

WHEREAS, the Parties agree that in the event Teva exercises the aforementioned exclusive option to be granted the License, Cell Cure shall grant Teva and Teva shall acquire from Cell Cure, the License, subject to and in accordance with the terms and conditions of this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement Teva shall participate, together with Hadasit Bio-Holdings Ltd. and BioTime, Inc. ("BioTime"), in a round of  equity investment in Cell Cure, as more fully set forth in the Share Purchase Agreement .

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions and Interpretation

1.1.	The foregoing preamble and Annexes hereto form an integral part of this Agreement.

1.2.
In this Agreement the terms below shall bear the respective meanings assigned to them below and other capitalized terms shall bear the respective meanings assigned to them in their parenthetical definition, unless specifically stated otherwise:

1.2.1.
“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this definition only, “control” of another Person,  shall mean the ability, directly or indirectly, to direct the activities of the relevant organization or entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) direct or indirect possession of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.2.2.
“Cell Cure IP” shall mean all IP having application in the Field Controlled by Cell Cure as of the Effective Date or at any time following the Effective Date, which is embodied in  Licensed Product or which is necessary or useful in the exercise of the License.

1.2.3.
“Combination Product” shall mean a product which comprises (i) Licensed Product, and (ii) at least one other active ingredient, which, if administered independently of Licensed Product, would have a clinical effect.

1.2.4.
“Competing Product” shall mean any product for the treatment of conditions involving retinal degenerative diseases based on the [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], other than Licensed Product.

1.2.5.
“Control” or "Controlled", as to IP or materials, shall mean the ownership of IP or materials by a Person or the possession by a Person of the ability to grant a license or sublicense under IP or materials owned or controlled by a third party without violating the terms of any agreement or arrangement between such Person and such third party.

1.2.6.	“Effective Date” shall have the meaning ascribed to it in the preamble of this Agreement.

1.2.7.	“ESI License Agreement” shall mean Exclusive License Agreement between ESI and Cell Cure dated March 22, 2006, as amended, a copy of which is attached hereto as Annex A.

1.2.8.	"Field" shall mean the field of cell replacement therapy of conditions involving retinal degenerative diseases.

1.2.9.
“First Commercial Sale” shall mean, the first commercial sale of  Licensed Product for any indication to a third party, in exchange for cash or some equivalent to which value can be assigned, after obtaining all necessary regulatory and other approvals, including any pricing  approvals that may be required in order to commercially sell and market such Licensed Product in the country in which the sale is made, other than the sale of such Licensed Product for experimental, testing, compassionate or promotional purposes.

Notwithstanding anything contained in the foregoing paragraph to the contrary, for the purposes of this definition, the transfer of Licensed Product by Teva or one of its Affiliates, Sublicensees, or Further Sublicensee, to another Affiliate of Teva, Sublicensee or Further Sublicensee, is not a commercial sale, and shall not be taken into account for the purposes of this definition.

1.2.10.	“First Licensed Product” shall mean Licensed Product for the treatment of patients with dry age related macular degeneration (AMD), currently known by the tradename “OpRegen”.

1.2.11.
“Generic Product” shall mean, on a country-by-country basis, a product (i) having the same composition of matter as Licensed Product or which has a marketing approval as a generic product by the regulatory authorities and which could not have been sold or with respect to which a license would have been required to be obtained from Cell Cure, if patent or other exclusivity rights covering such Licensed Product would have been in full force and effect, and  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  However, a product shall not be considered a Generic Product if Teva or anyone on its behalf was involved in its approval or commercialization.

1.2.12.	“HMO” means Hadassah Medical Organization.

1.2.13.	“Hadasit License Agreement” shall mean the Research and License Agreement between Hadasit and Cell Cure entered into in 2009, as 18amended, a copy of which is attached hereto as Annex B.

1.2.14.
“IND” means the designation of Licensed Product as an Investigational New Drug on the basis of a Cell Cure-initiated application as described in 21 C.F.R. Section 312.23, filed for purposes of conducting a Phase I Clinical Trial in accordance with the requirements of the United States Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, including all supplements and amendments thereto, which may include, inter alia, managing animal studies, as well as toxicology studies.

1.2.15.
“IP” shall mean all vested, contingent and future intellectual property rights including but not limited to: (i) all inventions, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and other results of whatsoever nature, and any patents, copyrights, proprietary intellectual or industrial rights directly or indirectly deriving therefrom, as well as provisionals, patent applications (whether pending or not), and patent disclosures together with all reissues, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (ii) all trade marks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; (iii) any work of authorship, regardless of copyrightability, all compilations, all copyrights and (iv) all trade secrets, confidential information and proprietary processes.

1.2.16.
“Licensed Materials” shall mean the stem cell line(s) and feeder line(s) as Controlled by Cell Cure pursuant to the Hadasit License Agreement, and any clinical grade RPE Cells manufactured by or for Cell Cure based on such cell line(s) and feeder line(s).

1.2.17.
“Net Sales” shall mean the total amounts received by Teva and/or its Affiliates, Sublicensees or Further Sublicensees with respect to  Licensed Product, as established in a bona fide arms-length transaction with an unrelated third party, less the following items (as they apply to such Licensed Product): (i) quantity and/or cash discounts actually allowed or taken; (ii) customs, duties, sales, withholding and similar taxes, if any, imposed on such Licensed Product, to the extent applicable to such sale and included in the invoice with respect to such sale; (iii) amounts actually allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances specifically identifiable as relating to such Licensed Product (including those resulting from inventory management or similar agreements with wholesalers); (iv) amounts incurred resulting from government mandated rebate programs (or any agency thereof); (v) third party (a) rebates, (b) freight, postage, shipping and applicable insurance charges, to the extent same are separately itemized on invoices and actually paid as evidenced by invoices or other appropriate supporting documentation, and (c) chargebacks or similar price concessions related to the sale of such Licensed Product; and  (vi) reasonable quantities of samples, [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]. All of the foregoing shall be calculated in accordance with U.S. GAAP.

Notwithstanding anything contained in the foregoing paragraph to the contrary, for the purposes of this definition, the transfer of Licensed Product by Teva or one of its Affiliates to another Affiliate of Teva or a Sublicensee or Further Sublicensee is not a sale; in such cases, Net Sales shall be determined based on the total amounts received by Teva and/or its Affiliates, Sublicensees or Further Sublicensees with respect to Licensed Product first sold by them to independent third-parties, less the deductions permitted herein.

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

For sales which are not at bona fide arms-length and/or are not in the ordinary course of business, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to Licensed Product.

If Licensed Product is sold or supplied in a currency other than United States Dollars then the sum of Net Sales shall first be determined in the currency in which such Licensed Product was invoiced and then converted into equivalent United States Dollars at the middle market rate of such foreign currency as quoted in the Financial Times at the close of business of the last business day of the quarter in which the payment is made.

1.2.18.	"OpRegen Plus" shall mean a product embodying human embryonic stem cell-derived RPE cells that are supported on or within a membrane instead of in suspension for use in the Field.

1.2.19.	"OCS" shall mean the Office of Chief Scientist of the Ministry of Industry, Trade and Labor.

1.2.20.
“Patents” shall mean patent applications and patents which may be granted thereon included within the Cell Cure IP; which include, continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the aforegoing patents. As of the Effective Date, the Patents include all patents and patent applications listed in Annex C attached hereto.

1.2.21.	“Person” shall mean any person, organization or entity.

1.2.22.
“Phase I Clinical Trial” shall mean, as to a particular product for a particular indication, the initial controlled and lawful study in humans of the safety of such product for such indication, which is prospectively designed to generate data to support commencing a Phase II Clinical Trial of such product for such indication.

1.2.23.
“Phase II Clinical Trial” shall mean, as to a particular product for a particular indication, the initial controlled and lawful study in humans of the safety, dose ranging and efficacy of such product for such indication, which is prospectively designed to generate data to support commencing a Phase III Clinical Trial of such product for such indication.

1.2.24.
“Phase III Clinical Trial” shall mean, as to a particular product for a particular indication, the initial controlled and lawful study in humans of the safety and efficacy of such product for such indication, which is prospectively designed to demonstrate statistically whether such product is safe and effective for use for such indication in order to file an application for regulatory approval with respect to such product for such indication.

1.2.25.	“Pre-Clinical Activities” shall mean those activities required by the FDA to be undertaken in order to file an IND.

1.2.26.	“R&D Budget” shall mean the budget shown on the R&D Program.

1.2.27.	“R&D Program” shall mean the program attached to the Share Purchase Agreement as Schedule 5.1 and attached hereto as Annex D.

1.2.28.
“Royalty Term” shall mean on a country by country  basis (per approved indication) the period commencing upon the First Commercial Sale of such Licensed Product in the relevant country and expiring on the later of: (i) fifteen (15) years after that date, or (ii) the expiry in that country of all Valid Patent Claims covering Licensed Product.

1.2.29.
“Sublicense” shall mean any right granted, license given, or agreement entered into, by Teva and/or its Affiliates and/or Sublicensees to or with any other person or entity (whether or not such grant of rights, license given or agreement entered into is described as a sublicense or otherwise), permitting any use of the Cell Cure IP (or any part thereof) or any right to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, sublicense, commercialize and/or distribute  Licensed Product for any indication in the Field. The term “Sublicensee” shall be construed accordingly.

1.2.30.
“Sublicensing Receipts” shall mean consideration of any kind whether monetary or otherwise, received by Teva or its Affiliates for or in connection with the grant of Sublicenses and/or options for Sublicenses, including, one time, lump sum or other payments, except for: (i) gross receipts for commercial sales of Licensed Product that are subject to royalty payments to Cell Cure; (ii) amounts received  from a Sublicensee solely to finance research and development activities to be performed by or on behalf of Teva in connection with such Sublicense (as evidenced by itemized invoices, receipts or other supporting documentation); or (iii) payments received in reimbursement for patent expenses incurred at any time after the date of the grant of the sublicense.

1.2.31.	"Territory" shall mean worldwide.

1.2.32.
“Teva’s Representative” shall mean [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]. or any other person designated in writing by Teva in her place.

1.2.33.
“Valid Patent Claim” shall mean a claim of an issued and unexpired Patent licensed to Teva under this Agreement, which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise. For the purposes hereof, “Valid Patent Claim” shall include any patent term extension such as but not limited to supplementary protection certificates pursuant to Council Regulation (EEC) No. 1768/92, any Pediatric Exclusivity Extension, and foreign equivalents of any of the foregoing relating to such patents.

1.3.
In this Agreement, words importing the singular shall include the plural and vice-versa, words importing any gender shall include all other genders, and references to persons shall include partnerships, corporations and unincorporated associations.

1.4.	The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.5.	In the event of any discrepancy between the terms of this Agreement and any of the Annexes hereto, the terms of this Agreement shall prevail.

1.6.	Section, paragraph and annex headings shall not affect the interpretation of this Agreement.

2.	The R&D Program

2.1.	The R&D Program

2.1.1.	Cell Cure shall carry out the Pre-Clinical Activities in accordance with the R&D Program and R&D Budget.

2.1.2.
Cell Cure hereby reconfirms its agreement to utilize certain funds as set forth under Section 5.1 of the Share Purchase Agreement, solely to cover the R&D Budget for carrying out the R&D Program (directly or through Hadasit or other subcontractors) in accordance with Section 2.1.12 below.

2.1.3.
Cell Cure shall keep separate records of the expenses which it incurs in undertaking the R&D Program and shall provide Teva with detailed reports of Cell Cure’s expenditures not less often than on a calendar quarter basis.

2.1.4.
For the avoidance of doubt, (i) save as provided in Section 7.5 of the Hadasit License Agreement for purposes of initial evaluation, any use of third party technology by Cell Cure for the purposes of the performance of the R&D Program other than as already licensed or sub-licensed in from ESI and Hadasit; and/or (ii) any in-licensing of additional third party technology by Cell Cure for the purposes of the performance of the R&D Program other than as already licensed-in from ESI and Hadasit, shall require the prior written agreement of Teva .

2.1.5.
At the end of each calendar quarter during the course of the R&D Program, Cell Cure shall provide Teva with periodic progress reports regarding the progress of the R&D Program and the extent of the utilization of the R&D Budget, in a form and containing the substance to be agreed in advance by the Parties and supplements to the R&D Program providing more detailed programs per each stage of development.

2.1.6.
Any Material Deviation (as defined below) from the R&D Program and the R&D Budget shall require the prior written consent of the Teva Representative.  For the purposes of this Section 2.1.6 "Material Deviation" shall mean a change in the R&D Program which can reasonably be foreseen as impacting the timetable by more than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] or triggering a deviation from the current R&D Budget by more than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

2.1.7.
Cell Cure shall notify Teva, as soon as it becomes aware of any impending budget overruns that would result in Cell Cure exhausting the amounts and resources shown in the R&D Budget, but not later than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in advance. In such event, Cell Cure shall fund the first [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of such overruns (“Cell Cure’s Participation”), and thereafter Teva shall continue funding the R&D Program through to the IND becoming effective.

2.1.8.
Not later than thirty (30) days after the completion of the Pre-Clinical Activities, unless otherwise agreed by Teva in writing, Cell Cure shall provide Teva with a report summarizing the Pre-Clinical Activities in the context of the R&D Program, and the results of same, in a form and substance to be agreed by the Parties (the “Final Pre-Clinical Report”).

2.1.9.
Teva may, from time to time, request updates regarding the progress of the R&D Program, in addition to the periodic progress reports, and Cell Cure shall provide any additional update that Teva may reasonably request.

2.1.10.
After receipt by Teva of the Final Pre-Clinical Report, if Teva wishes to receive further information from Cell Cure it shall so advise Cell Cure by written notice specifying the additional information requested, to be delivered to Cell Cure no later than forty-five (45) days after the date of the provision to Teva of the Final Pre-Clinical Report. Cell Cure shall provide such additional information within a reasonable time, but no later than thirty (30) days following receipt of Teva's notice (the "Initial Response"). If following receipt of the Initial Response Teva wishes to receive further information from Cell Cure, it shall so advise Cell Cure by written notice within a reasonable time, but no later than forty five (45) days from receipt of the Initial Response, specifying such additional information requested, and Cell Cure will provide such additional information within a reasonable time but no later than thirty (30) days following receipt of Teva's additional notice. Other than as set forth above, Cell Cure shall not be required to provide Teva with any additional information in connection with the Final Pre-Clinical Report.

2.1.11.
Cell Cure shall perform its obligations under the R&D Program in accordance with all applicable laws, rules and regulations, and shall procure the receipt of all approvals and consents necessary for the performance thereof.

2.1.12.
For the avoidance of doubt, Cell Cure shall be entitled to subcontract its obligations to perform any task under the R&D Program to Hadasit and, subject to prior consultation with the Teva Representative, to other third parties.

2.1.13.	The Parties hereby acknowledge that Cell Cure has not guaranteed that the R&D Program will be successful or achieve any specific results at all or within the specified time period.

2.2.	Teva’s Option; Option to license OpRegen Plus

2.2.1.
From the Effective Date and for a period of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days following the IND becoming effective, and provided that Teva is in compliance with its undertaking pursuant to Section 2.1.7 above (the "Option Period"), Teva shall have the exclusive right, but not the obligation (the “License Option”), to receive a sole and exclusive, royalty-bearing, license to use the Cell Cure IP to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, commercialize and distribute Licensed Product for all indications in the Field in the Territory and for no other purpose whatsoever, and to sublicense any such activities in accordance with the provisions herein (the “License”). For the avoidance of doubt, the term “exclusive” in the context of the Cell Cure IP means that Cell Cure shall not grant such rights and licenses in the Cell Cure IP in the Field to a third party or exercise such rights itself, but that Cell Cure shall be free, however, to utilize and license  the Cell Cure IP for any purpose outside of the Field; provided however that nothing herein shall derogate from the rights retained by Hadasit, for itself, HMO and their respective researchers, employees, students and other researchers at collaborating research institutions (A) within the Field, to: (i) practice the Licensed Technology (as defined in the Hadasit License Agreement) and to use the Licensed Materials solely for HMO's own internal academic and non-commercial research and instruction, and (ii) license or otherwise convey to other academic and not-for-profit research organizations (for no charge other than customary expense coverage and the like, in accordance with the MTA mentioned below), , provided that such Licensed Technology will be transferred pursuant to an MTA substantially in the form attached hereto as Annex G and subject to the prior written consent of Cell Cure and Teva, which consent will not be unreasonably withheld, and (B) utilize and license/commercialize the Licensed Technology and the Licensed Materials for any purpose outside of the Field, without restriction.

2.2.2.
If Teva elects to exercise the License Option, it shall provide written notice of its decision to Cell Cure prior to the expiration of the Option Period (the “License Notice”), and as of the date of the provision of the License Notice, the grant of the License to Teva shall become effective.

2.2.3.
Prior to the expiration of the Option Period, Teva’s representatives shall have the right, upon reasonable notice, to audit Cell Cure’s Licensed Product- related documentation for the sole purpose of conducting due diligence in relation to the First Licensed Product, and deciding whether or not to exercise the License.

2.2.4.
During the term of this Agreement, Cell Cure shall not, without Teva’s prior written consent: (i) discuss, negotiate or enter into any agreement, arrangement or commitment according to which a third party is granted any right in the Territory with respect to   Licensed Product, (ii) take any action which may derogate from or conflict with, or refrain from taking any action which is necessary to preserve, the License Option, (iii) enter into any agreement, arrangement or commitment that would derogate from or conflict with the rights granted to Teva pursuant to Section 2.2.

2.2.5.
This Agreement shall terminate at the end of the Option Period if Teva has not served the License Notice within the Option Period. In such event, or in the event of the termination of the Option by reason of Teva’s failure to fund the R&D Program pursuant to Section 2.1.7 above, other than the obligations set forth in Sections 14 (Confidentiality) and 10 (Term and Termination), and such other obligations intended to survive termination or expiry of this Agreement pursuant to Section 10.7, the Parties shall not be obligated in any manner towards each other under this Agreement.

2.2.6.
Cell Cure hereby grants Teva the right to an option to license OpRegen Plus on the same terms as the License (the “OpRegen Plus Option”), subject to the following: If and when Cell Cure achieves a proof of concept of OpRegen Plus in RCS rats or the equivalent (on a level similar to the proof of concept achieved in respect of the First Licensed Product prior to the execution of this Agreement), then it shall present such results along with a development plan and budget to Teva. Teva shall have ninety (90) days following such presentation, to determine its interest in attaining the OpRegen Plus Option on the same terms as the License, it being understood and agreed that as from the grant of the OpRegen Plus Option by Cell Cure to Teva, at Teva’s request, the costs of all further development of OpReGen Plus shall be borne by Teva (subject to any available grants), without Teva being entitled to receive any shares in return. Should Teva confirm its interest within such ninety (90) day period, the Parties shall enter into an agreement whereby Cell Cure shall grant Teva the OpRegen Plus Option on the same terms as the License. The provision of Section 2.2.3 and 2.2.4 above shall apply, mutatis mutandis, for as long as Teva has rights under this Section 2.2.6. For the avoidance of doubt, the rights granted to Teva pursuant to this Section 2.2.6 shall automatically expire upon the termination of this Agreement without an additional research and exclusive option license agreement pertaining to OpRegen Plus having been previously signed.  Any such agreement so signed shall enter into and remain in force in accordance with its terms.

3.	License Grant

3.1.
Subject to (i) Teva serving the License Notice in accordance with Section 2.2.2 (ii) payment of the Milestone Payment set forth in Section 5.1(a) below, (iii) reimbursement of Cell Cure’s Participation, if any; and (iv) approval of the OCS  and the Israeli Ministry of Health to the License to Teva and the transfer of Licensed Materials to Teva, to the extent applicable, Cell Cure hereby grants Teva the License and Teva hereby accepts the License from Cell Cure. For the removal of doubt, Teva shall not be entitled to use the Cell Cure IP or the Licensed Materials for any purpose other than the exploitation of the License.  Following the exercise of the License Option Teva shall have the right to require the transfer of the Licensed Materials from Cell Cure to Teva for purposes of conducting clinical trials and otherwise exploiting the License as permitted hereunder, and Cell Cure shall transfer the Licensed Materials to Teva, subject to receipt of the abovementioned approvals, this Section 3.1 and other applicable provisions of this Agreement.  Prior to receipt of Licensed Materials, Teva and/or its Sublicensees and/or Further Sublicensees shall undertake to commit in writing to HMO (A) to report to HMO, in advance, in accordance with the guidelines of the Institution Review Board of HMO (Helsinki Committee), regarding any potential and/or planned use of the Licensed Materials and (B) to comply with such licenses, permits, approvals, and consents, including the requirements set out in the approvals of the Ethics Committee for Genetic Studies in Humans of the MOH (the “MOH Ethics Committee”) as issued in relation to each particular activity/study using Licensed Materials from time to time, by Teva and/or its Sublicensees and/or its Further Sublicenses, including, the development, manufacture, use and sale of Licensed Product. The Company undertakes to request copies of all such licenses, permits, approvals and consents and to provide the same to Teva.

3.2.
If Teva informs Cell Cure that any IP Controlled by Hadasit, ESI or BioTime which does not constitute part of the Cell Cure IP, is reasonably required to be licensed to Teva in order for Teva to commercialize  Licensed Product, then Cell Cure shall use its best efforts to assist Teva to obtain licenses to such IP for such purpose.

3.3.
Teva shall have the right to grant (whole or partial) Sublicenses to third parties, and such third parties shall be entitled to grant further sublicenses (each, a “Further Sublicense” and the term “Further Sublicensee” shall be construed accordingly) and so on under the License, on terms and conditions consistent with the terms of this Agreement, and Teva shall be entitled to determine the commercial terms of any such Sublicense. The grant of any Sublicenses and Further Sublicenses shall not relieve the Parties of or reduce their obligations under this Agreement.  The term of any Sublicense shall be limited to the term of the License and will terminate upon the termination of the License for any reason whatsoever, other than due to a lapse of time. Teva shall provide Cell Cure with an executed copy of each Sublicense agreement (including any Further Sublicense agreements – to the extent available to Teva) provided that Teva may redact information or parts of any such agreement that are not material to Cell Cure or that are subject to obligations of confidentiality, within thirty (30) days of execution of the relevant Sublicense agreement and shall require any Sublicensee to do the same.

3.4.
Without limiting the foregoing or any of Teva’s obligations under this Agreement relating to the grant of Sublicenses or Further Sublicenses, Teva shall be entitled to subcontract the conduct or performance of any activity concerning the research, development, testing or manufacturing of Licensed Product to a third party (who will not have any right to sell Licensed Product), and such subcontract shall not be considered to be a grant of a sublicense for purposes of the preceding Section 3.3. For the avoidance of doubt, Teva shall be fully responsible for the adherence by such subcontractor with the relevant terms of this Agreement.

3.5.
Throughout the term of this Agreement Cell Cure will not directly or indirectly (through licensees or otherwise), be engaged in the development, manufacture, marketing, sale or any other manner of commercialization of Licensed Product other than under this Agreement.

3.6.
Following the exercise of the Option and upon entering the stage of clinical trials Teva will strive to perform the initial phases I/IIa study at the [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

3.7.
Subject to Teva’s compliance with its obligations pursuant to Section 14 (Confidentiality), nothing contained herein shall be construed to impose any limitation on Teva or its Affiliates to develop, manufacture, market or commercialize any Competing Product or any other product; provided only that Teva agrees that in the event that Teva is involved in the marketing of a Competing Product, Teva shall perform such marketing activities either through a third party or through a sales force within the Teva group that is separate from the sales force that markets Licensed Product.

4.	Development and Commercialization of Licensed Product

4.1.
Subject to Teva exercising the License Option by serving the License Notice on Cell Cure pursuant to Section 2.2.2, Teva undertakes at its own expense to make such commercially reasonable efforts, throughout the terms of this Agreement,  to further develop, register, manufacture, have manufactured, commence commercial sales, make ongoing sales and otherwise commercialize  Licensed Product [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

4.2.
Subject to Teva exercising the License Option as aforesaid, Teva shall have responsibility for undertaking  further development of Licensed Product and preparing, submitting, seeking approval of, maintaining and updating marketing approval applications, marketing approvals and other regulatory approvals and applications for regulatory approvals with respect to Licensed Product.  Teva will solely own, apply for and be the holder or owner of record for all applications and approvals relating to Licensed Product.  Subject to  Teva exercising the License Option as aforesaid, Teva will be solely responsible for commercializing Licensed Product during the term of this Agreement, including, without limitation, manufacture, marketing, promotion, patient assistance programs, medical education, price negotiation and setting, reimbursement negotiation, customer relations, sales, order processing, invoicing and collection, preparation of sales records and reports, warehousing, inventory management, logistics and distribution (including, without limitation, the handling of returns, market withdrawals, field corrections and recalls) and other commercialization activities.

4.3.
Teva shall provide Cell Cure with notices regarding main regulatory filings with respect to Licensed Product, and reports relating to the material activities described in Section 4.2 for the preceding six (6) month period, on a semi-annual basis.

4.4.
For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by Teva that any efforts to be made by Teva pursuant to this Agreement, including without limitation any development or any commercialization to be carried out by Teva pursuant to this Agreement, will actually achieve their aims or any other results or succeed, and Teva makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development, commercialization, efforts or activities.  Furthermore, Teva makes no representation to the effect that the commercialization of Licensed Product will succeed, or that Teva will be able to sell a particular quantity of Licensed Product.

4.5.
Notwithstanding the foregoing, subject to Teva exercising the License Option as aforesaid, Cell Cure shall, at Teva’s request, transfer the technology as developed and tested in the course of the R&D Program for the commercial production of RPE Cells based on the Licensed Materials, from Cell Cure to Teva or its contract manufacturer, subject to the terms and conditions of this Agreement, in which case Teva shall bear all of the out-of-pocket expenses of Cell Cure in carrying out such technology transfer and shall also compensate it for time expended by its staff at an agreed rate per man day .For the avoidance of doubt, such technology transfer shall not include design engineering services or the construction or adaptation of any facility. Moreover, it is understood and agreed that the supply of RPE Cells to Teva and/or the transfer of technology by Cell Cure to Teva pursuant to this Section 4.5 shall be for the sole purpose of the exercise by Teva of the License granted hereunder and such RPE Cells, technology and technical documentation that may be so provided by Cell Cure to Teva may be utilized by Teva solely as permitted hereunder. All such technical documentation shall be treated as Confidential Information of Cell Cure pursuant to Section 14.

5.	Milestones, Royalty Payments, Generic Royalty Payments and Sublicensing Fees

5.1.	In consideration for the grant of the License, Teva shall make the following payments to Cell Cure upon achievement of the relevant milestones (each, a “Milestone”) (the “Milestone Payments”):

(a)	Upon delivery by Teva of the License Notice —[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(b)
Upon the first actual delivery/administration of Licensed Product to the first patient participating in the Phase II Clinical Trials with respect to Licensed Product — [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(c)
Upon the first actual delivery/administration of Licensed Product to the first patient participating in the Phase III Clinical Trials with respect to Licensed Product — [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(d)	Upon the First Commercial Sale in the US — [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]. and

(e)	Upon First Commercial Sale in the EU — [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

For the sake of clarity: (i) the amount listed above for each Milestone Payment is the total final amount to be paid by Teva for each Milestone, (ii) the second and third indications of the Licensed Product shall trigger a Milestone Payment only under (d) and (e) above, and (iii) any additional indication of the Licensed Product after the first shall not trigger any Milestone Payment other than as indicated in (ii) above.

5.2.
In addition, in consideration for the grant of the License, Teva shall, throughout the Royalty Term, pay to Cell Cure royalties at the following rates on annual Net Sales, during each calendar year (the “Royalty Payments”), as specified in this Section 5.2 below:

(a)	6% (six percent) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(b)	7% (seven percent) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(c)	8% (eight percent) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission];

(d)	9% (nine percent) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]; and

(e)	10% (ten percent) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

5.3.
During the Royalty Term, from such time as a Generic Product is commercialized and distributed in any particular country by a third party unrelated to Teva, Teva shall pay Cell Cure as of such date and for as long as any Generic Product is so sold in such country, reduced Royalties for Licensed Product sold in such country at rates half of those set out in Section 5.2 on Net Sales of Licensed Product in such country (“Generic Royalty Payments”).  The reductions set out in this Section 5.3 shall be spread pro rata over each of the sub section levels of royalty payments. It is understood and agreed, however, that the reductions in Royalties set out in this Section 5.3 shall not apply, if and for as long as Teva, its Affiliates, Sublicensees or Further Sublicensees or any one on behalf of any of the foregoing is selling a Competing Product in such country.

5.4.
Notwithstanding the foregoing, in the event that Licensed Product is sold in the form of a Combination Product, then the proportion of such Combination Product to be attributed to Net Sales that are subject to Royalty Payments or Generic Royalty Payments (the “Relevant Proportion”) shall be calculated as provided below, on a country by country basis: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

5.5.
In addition to any other payments Teva is required to make to Cell Cure, during the term of this Agreement, Teva will pay Cell Cure [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] of any Sublicensing Receipts (the “Sublicensing Fees”). [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

5.6.
For the removal of doubt, in calculating amounts received by Teva or its Affiliates, whether by way of Net Sales, Generic Royalty Payments or Sublicensing Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by Teva or its Affiliates in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by Teva or its Affiliates.

5.7.
Following the expiry of the Royalty Term for Licensed Product for a particular indication in a particular country in the Territory, Teva shall have a perpetual fully paid up license to continue to exploit the License in respect of such indication without having to pay Royalty Payments, Generic Royalty Payments or Sublicensing Fees with respect to such Licensed Product in such country.

6.	Payment Terms and Reporting with respect to the License

6.1.
Upon the achievement of the First Commercial Sale or the first Sublicense and for the duration of the Royalty Term, Teva shall submit to Cell Cure, no later than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] after the end of each calendar quarter, quarterly reports setting out all amounts owing to Cell Cure with respect to the calendar quarter to which the report refers with respect to Licensed Product, including: (i) the Net Sales made by Teva and its Affiliates, Sublicensees and Further Sublicensees, including a breakdown of Net Sales according to country and currency of sales, (ii) total Milestone Payments Sublicensing Receipts, Royalty Payments and Sublicensing Fees and Generic Royalty Payments due to Cell Cure with respect to such calendar quarter or, if no such payments are due to Cell Cure with respect to such calendar quarter, a statement that no payments are due; and (iii) any calculations made in relation to Combination Products and the Generic Royalty Payments.  Each such report shall be signed by the relevant financial executive of the relevant division of Teva.

6.2.	The Parties agree that all information which Teva provides to Cell Cure pursuant to Section 6.1 shall be treated as Confidential Information for the purposes of Section 14.

6.3.
All amounts payable by Teva to Cell Cure pursuant to Section 5 shall be paid to Cell Cure (i) with respect to Royalty Payments and Generic Royalty Payments, on a quarterly basis, and no later than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] after the end of each calendar quarter, commencing with the first calendar quarter in which Net Sales are made, and (ii) with respect to Milestone Payments and Sublicensing Fees, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] following the end of the month in which the applicable Milestone was achieved or the Sublicensing Receipts were received.

6.4.	Each payment due to Cell Cure pursuant to Section 5 shall be paid by Teva by wire transfer of immediately available funds to an account designated by Cell Cure in writing.

6.5.
Teva shall maintain and shall cause its Affiliates to maintain, complete and accurate records of Licensed Product sold under this Agreement, and any amounts payable to Cell Cure in relation to such Licensed Product, which records shall contain information to reasonably permit Cell Cure to confirm the accuracy of any payments made to Cell Cure.

6.6.
Teva shall retain and shall cause its Affiliates to retain such records relating to each calendar year during the Royalty Term for [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] after the conclusion of that calendar year, during which time Cell Cure shall have the right, at its expense to cause an independent, certified public accountant (which accountant may not be compensated on a full or partial contingency basis) to inspect such records during normal business hours for the sole purpose of verifying any payments delivered under this Agreement.  Such accountant shall not disclose to Cell Cure any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  In the event that any audit performed pursuant to this Section 6.6 reveals an underpayment in excess of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in any calendar year, and if such underpayment is proven to the satisfaction of a mutually agreed external auditor (it being agreed that absent such mutual agreement as to the identity of the auditor within thirty (30) days of a Party’s written notice to the other that it wishes to have such external auditor appointed, the external auditor shall be one of the ‘big four’ accounting firms), then Teva shall bear the full cost of such audit.  Cell Cure may exercise its right of audit under this Section 6.6 only once for every calendar year and only once per calendar year for any year ending not more than thirty six (36) months prior to the date of such audit, and with reasonable prior notice to Teva and the relevant Affiliate, and subject to prior coordination.  Any such audit shall not unreasonably interfere with the business of Teva or the relevant Affiliate, and shall be completed within a reasonable timeframe.  Teva shall promptly transfer to Cell Cure any payment due pursuant to such audit or mutually agreed external audit, as applicable.

6.7.
Without derogating from the provisions of the preceding Section 6.6, Cell Cure   shall have the right to request that Teva inspect records of its Sublicencees and Further Sublicensees, for the sole purpose of verifying any payments delivered under this Agreement, in which case Teva shall exert its reasonable commercial efforts to perform such audit. In the event that any audit performed under this Section 6.7 reveals an underpayment in excess of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] and if such underpayment is proven to the satisfaction of a mutually agreed external auditor (to be appointed in accordance with the procedure set out in Section 6.6 above), then Teva shall bear the full cost of such audit and in any other case the out of pocket costs of such audit shall be borne by Cell Cure. Cell Cure may exercise its rights under this Section 6.7 only once for every calendar year and only once every year ending not more than thirty six (36) months prior to the date of such audit.

6.8.
Teva or Cell Cure, as applicable, shall immediately pay to the other Party any underpayment or overpayment discovered pursuant to either of Section 6.6 or 6.7 above, together with interest at [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].

6.9.
Teva shall provide Cell Cure[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] a written periodic report concerning all material activities undertaken in respect of the exercise of the License and/or the use of Licensed Materials furnished to Teva hereunder if conducted outside of Hadasit/HMO (“Development Reports”). The Development Reports shall include a summary of the research progress, a detailed report of the testing results regarding the Licensed Materials, and any other related work affected by any Affiliate or Further Sublicensee during the 6 (six) month period prior to the report. Development Reports shall also set forth a general assessment regarding the achievement of any milestones, the projected – or actual – completion date of the development of Licensed Product and the marketing thereof and sales forecasts, if any have been made in the regular course of Teva’s business. The Parties agree that all information which Teva provides to Cell Cure pursuant to this Section 6.9 shall be treated as Confidential Information for the purposes of Section 14.

7.	Intellectual Property Rights

7.1.	As between the Parties, Teva acknowledges Cell Cure’s Control of the Cell Cure IP.

7.2.
If during the term of this Agreement, and subject to Teva exercising the License Option, any Affiliate of Cell Cure, or any company with which Cell Cure merges (if such shall exist), shall license to Cell Cure any IP that would be necessary or useful in the exercise of the License, then Cell Cure shall immediately notify Teva of such IP and same shall be deemed as part of the Cell Cure IP, at no additional cost to Teva.

7.3.
As between the Parties, all IP relating to Licensed Product which is developed by or on behalf of Teva on or after the date on which Teva serves the License Notice, other than Cell Cure IP, shall be exclusively owned by Teva, and Teva shall have all right, title and interest thereto (the “Teva IP”).

7.4.
Each Party agrees to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in order to ensure the assignment to Cell Cure of the Cell Cure IP and the assignment to Teva of the Teva IP and any registration of the License with the relevant authorities anywhere in the world.

7.5.
For the avoidance of doubt, Cell Cure shall be fully and solely responsible for all payments to Hadasit under the Hadasit License Agreement and to ESI under the ESI License Agreement as well as to BioTime in relation to any patent that may be granted to BioTime under its patent application App. no.:12/504,630 entitled: "Methods to Accelerate the Isolation of Novel Cell Strains from Pluripotent Stem Cells and Cells Obtained Thereby” filed on July  16, 2009, should such technology be required for the exploitation of the License, and Teva shall be fully and solely responsible for any and all other royalty payments which may be due by reason of the exploitation of the License by Teva, its Affiliates, Sublicensees or Further Sublicensees.

8.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.1.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.2.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.3.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.4.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.5.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.6.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.7.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.8.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.9.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.10.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.11.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

8.12.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

General

8.13.
The Parties agree to provide each other with reasonable cooperation in the defense of any claims brought against the other Party in connection with the substance of this Agreement and shall join any such litigation as a party if required by law. The Parties agree to execute all documents reasonably necessary for the relevant Party to defend such action and shall provide documents and help with making contact with witnesses that are or were their employees, consultants or otherwise connected to them, whose assistance or testimony is necessary in the reasonable judgment of the lawyers who conduct of the proceedings.

8.14.
In no event shall either Party enter into any settlement, consent order, consent judgment or any voluntary disposition of such action that would adversely affect the rights of the other without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

9.	Representations and Warranties

9.1.	Each Party hereby represents and warrants to the other Party that:

9.1.1.	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and all corporate approvals required have been obtained;

9.1.2.
it is a limited liability corporation duly organized, validly existing under the laws of Israel and it has all necessary corporate power and authority to carry on its business as currently conducted or proposed to be conducted; and

9.1.3.
entering into this Agreement shall not constitute a breach of any agreement, contract, understanding and/or obligation, including such Party’s documents of incorporation which it is currently bound by, and as long as this Agreement is in effect and without derogating from the rights to terminate the Agreement pursuant to Section 10 below, such Party shall not undertake any obligations which conflict with its obligations under this Agreement.

9.2.	In addition, Cell Cure hereby represents and warrants that:

9.2.1.
the First Licensed Product is being developed under the licenses granted to Cell Cure pursuant to the ESI License Agreement and the Hadasit License Agreement and no additional agreements with third parties;

9.2.2.
it Controls and shall Control the Cell Cure IP during the term of this Agreement and that its rights thereto shall remain free and clear of any pledge, encumbrance or lien whether arising by contract, agreement or by operation of law or order of a court;

9.2.3.	it shall refrain from committing any act or omission which would constitute a breach under the ESI License Agreement or the Hadasit License Agreement;

9.2.4.	to the best of its knowledge the performance of Cell Cure’s obligations under this Agreement do not and will not infringe any third party IP rights;

9.2.5.
to the best of its knowledge and without enquiry, the exploitation by Teva of the License shall not infringe any third party IP rights, other than potentially those of Wisconsin Alumni Research Foundation (WARF) and Advanced Cell Technology (ACT);

9.2.6.	it has the right and authority to grant the License Option and the License;

9.2.7.
it has no knowledge of any legal suit or proceeding by any third party against Cell Cure contesting the ownership or validity of the Cell Cure IP or any part thereof or contesting the possible exploitation of the License (including as it relates to the commercialization of  Licensed Product);

9.2.8.	it has the necessary experience and expertise to manage the R&D Program and to perform the R&D Program through external sources;

9.2.9.
in carrying out its obligations and responsibilities pursuant to this Agreement it shall obtain or procure all necessary approvals and consents and shall comply with all applicable laws and regulations, licenses, permits, approvals and procedures, including without limitation, the approval of the OCS to the grant of the License, if required;

9.2.10.	the current approval for carrying out the R & D Program through Hadasit at HMO is attached hereto as Annex I;

9.2.11.	it has paid all maintenance and other required fees related to the Patents;

9.2.12.
it shall not, during the term of this Agreement, perform any work or other activities or grant rights to a third party on or in connection with Licensed Product, except in accordance with the R&D Program and this Agreement; and

9.2.13.
it is not aware, as of the date hereof, of any use of the “Materials” (as such term is defined in the Hadasit License Agreement by the current members of the Bereshith Consortium which is contradictory to the Cell Cure’s rights thereunder.

9.3.	In addition, Teva hereby represents, warrants and covenants that:

9.3.1.
Teva is aware that Cell Cure has received funding for the development of the First Licensed Product from the OCS. Teva acknowledges that the Cell Cure IP is subject to the Encouragement of Industrial Research and Development Law- 1984 (the "Law"), so that certain portions of the Cell Cure IP may not be transferred to a foreign person or entity without the prior consent of the OCS, which Teva undertakes to obtain, should it so require, at its sole expense;

9.3.2.
In carrying out its undertakings and responsibilities pursuant to this Agreement, Teva shall comply, and shall require that is Affiliates, Sublicensees and Further Sublicensees comply with all applicable laws and regulations, standards and guidelines, including applicable local and international ethical guidelines (such as the ISSCR guidelines and the American Academy of Science guidelines, to the extent applicable), licenses, permits, approvals and procedures, including, without limitation, the Law, including in the use of the Licensed Materials and in respect of any transfer thereof by or from Teva and in the performance of Teva's obligations in the development, production, use and sale of Licensed Product; and

9.3.3.
Teva shall be responsible for obtaining and causing to remain in effect, and shall comply with such licenses, permits, approvals, and consents, including any MOH Ethics Committee approvals, as may be required for performance by Teva and/or Further Sublicensees of this Agreement, including, the development, manufacture, use and sale of Licensed Product.

9.4.
Without derogating from any of the remedies available to either Party hereunder or under applicable law, if either Party shall become aware of the inaccuracy of any of the above representations and warranties, such Party shall immediately notify the other Party of such in writing.

9.5.
Except as otherwise expressly provided in this Agreement, no Party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and each Party hereby disclaims warranties of merchantability and fitness for a particular purpose with respect to any and all of the foregoing. Without derogating from the generality of the foregoing, nothing contained in this Agreement is a warranty or representation by any Party that any efforts to be exerted by such Party in connection with this Agreement including without limitation any development activities to be performed by them under this Agreement will achieve their aims or succeed, and the Parties make no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities; and that any Patents will be issued,  valid or afford proper protection or that the Cell Cure IP will be commercially exploitable or of any other value.

10.	Term and Termination

10.1.	This Agreement shall continue in full force and effect until terminated in accordance with the terms hereof.

10.2.
This Agreement shall automatically terminate upon the earlier of (i) expiration of the Option Period if Teva does not exercise the License Option within such Option Period; and (ii) Teva failing to provide funding as required for the continuation of the R&D Program over and above Cell Cure’s Participation pursuant to Section 2.1.7 above. For the avoidance of doubt, upon the termination of this Agreement pursuant to this Section 10.2, Teva shall have no rights in any Cell Cure IP and any information sublicensed to Teva hereinunder and Teva shall promptly transfer to Cell Cure, upon its written request, all related documents, instruments, records and data generated, developed or disclosed to it during the term of this Agreement and the R&D Program, in its possession, and shall be allowed to retain one copy for archival purposes.

10.3.
At any time, Teva shall have the right at its sole discretion to terminate this Agreement for any or for no reason, by providing Cell Cure with thirty (30) days’ written notice of such decision.  In this event Teva shall not be obliged to pay any compensation to Cell Cure as a result of such termination.

10.4.
Without derogating from any other remedies that either Party may have under the terms of this Agreement or at law, each Party shall have the right to terminate this Agreement upon the occurrence of any of the following:

10.4.1.	the other Party commits a material breach of this Agreement and fails to remedy that breach within forty-five (45) days after being requested to do so by the non-breaching Party; or

10.4.2.
upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

10.5.
Without derogating from and subject to Teva’s obligations pursuant to Section 10.6 below, upon the termination of this Agreement by Teva for any reason whatsoever after Teva has exercised the License Option:

10.5.1.	the License granted to Teva by Cell Cure shall be terminated;

10.5.2.	Teva, its Sublicensees and Further Sublicensees shall cease all use of the Cell Cure IP and Licensed Product including the commercialization of Licensed Product;

10.5.3.
Each Party, at the written request of the other Party, shall immediately return to the other Party all materials, reports, updates, documentation, written instructions, notes, memoranda, discs or records or other documentation or physical matter of whatsoever nature or description provided by the other Party, except in the event that such material is owned by such Party pursuant to the terms of this Agreement, and provided that each Party shall be allowed to retain one copy for archival purposes;

10.5.4.
At the request of either Party, the other Party shall execute and deliver such assignments and licenses and other documents as may be necessary to fully vest in the requesting Party all right, title and interest to which it is entitled pursuant to this Section 10; and

10.5.5.	Each Party shall be entitled to collect any debt then owed to it by the other Party.

10.6.
In addition to the provisions set forth in Section 10.5 above, upon the termination of this Agreement by Teva pursuant to Section 10.3 above or by Cell Cure pursuant to Section 10.4 above, after Teva has exercised the License Option:

10.6.1.
Teva shall promptly transfer to Cell Cure, upon Cell Cure’s written request, all documents, instruments, records and data relevant to the development or commercialization of Licensed Product generated, developed or disclosed to it during the term of this Agreement, including, but not limited to, all documentation and information related to the Teva IP, in its possession, that are solely and directly related to Licensed Product, and shall be allowed to retain one copy for archival purposes;

10.6.2.	Teva shall provide Cell Cure with a report summarizing its development activities and the results up to termination;

10.6.3.
Teva shall be deemed without any further action to have granted to Cell Cure a non-exclusive, worldwide license (including the right to grant sublicenses), under Teva’s interest in any Teva IP that is solely and directly related to Licensed Product, to develop, have developed, make, have made, use, have used, offer for sale, sell, have sold, import and have imported Licensed Product; and

10.6.4.	Teva shall transfer and assign to Cell Cure all existing marketing applications, registrations, marketing approvals, pricing approvals and similar rights with respect to Licensed Product.

10.7.	Save as otherwise provided in this Agreement, any provision that by its nature is intended to survive termination or expiry shall survive the termination or expiry of this Agreement.

11.	Indemnification

11.1.
Teva shall indemnify, defend, and hold harmless Cell Cure, ESI, Hadasit,  HMO and  the  directors, officers, employees, and agents of any of the foregoing and their respective successors, heirs and assigns (the “Cell Cure Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Cell Cure Indemnitees in connection with any claims, suits, actions, demands or judgments of third parties (“Claims”) arising out of or resulting from (i) a breach of a representation or warranty of Teva under this Agreement; (ii) any Claim  that the practice of the License or the development, manufacture, use, sale or other disposition of Licensed Product infringes or violates any IP rights of such third party,  (iii)  the exercise of the License and/or use or exploitation of the Cell Cure IP or Licensed Product by Teva, or any of its Affiliates, Sublicensees, Further Sublicensees, subcontractors or distributors of Teva or its Affiliates, Sublicensees or Further Sublicensees ; (iv) any death, illness, injury or adverse event arising or allegedly arising from or in connection with the use of  Licensed Product manufactured, produced, packaged, sold, delivered, provided (including but not limited to Licensed Product provided in clinical trials or provided without compensation or charge) or distributed, directly or indirectly by Teva, or any of its Affiliates, Sublicensees, Further Sublicensees, or by any subcontractors or distributors of Teva, or its Affiliates, Sublicensees or Further Sublicensees, except in cases where, and to the extent that, such Claims result from the breach of this Agreement or the ESI License Agreement or the Hadasit License Agreement,  negligence or willful misconduct, by or on the part of any of the Cell Cure Indemnitees and/or any misrepresentation by the any of the Cell Cure Indemnitees under any such agreements.

11.2.
Teva’s undertakings under Section 11.1 above shall be subject to: (a) receipt of prompt written notice of any Claim by the Cell Cure Indemnitee (provided, however, that the failure to give such notice shall not affect Teva’s indemnification undertakings provided hereunder except to the extent that any material substantive or procedural right of Teva shall have been actually materially  prejudiced as a result of such failure), (b) the cooperation of the Cell Cure Indemnitee(s) regarding the response to and the defense of any such Claim, and (c) Teva’s right, by written notice to the Cell Cure Indemnitees, to assume the defense of the Claim or represent the interests of the Cell Cure Indemnitees with respect to such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Cell Cure Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement shall be made without the written consent of the Cell Cure Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein shall prevent the Cell Cure Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense. If the Cell Cure Indemnities shall determine that a conflict of interest arose between Teva and the Cell Cure Indemnities and the attorney is unable to continue to represent Teva together with the Cell Cure Indemnities, the Cell Cure Indemnities shall provide Teva with written detailed reasons for such determination, and following receipt of such reasons then senior representatives of the Parties shall meet to resolve such conflict, but, if after 7 days such senior representatives are unable to resolve such conflict, then the Cell Cure Indemnities shall be entitled, at Teva's expense, to appoint their own counsel (to be prior agreed by Teva, such agreement not to be unreasonably withheld or delayed) to represent them in such litigation and the Teva counsel shall fully inform such counsel and provide all necessary material.

11.3.
Cell Cure shall indemnify, defend, and hold harmless each of Teva and its directors, officers, employees, and agents and its respective successors, heirs and assigns (the “Teva Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Teva Indemnitees in connection with any Claims arising pursuant to a breach of a representation or warranty of any of the Cell Cure Indemnitees under this Agreement or the ESI License Agreement or the Hadasit License Agreement and/or concerning negligent acts or omissions to act by Cell Cure Indemnitees or their subcontractors in the activities of Cell Cure under this Agreement or ESI under the ESI License Agreement or Hadasit and/or HMO under the Hadasit License Agreement, except in cases where, and to the extent that, such Claims result from the breach of this Agreement, negligence or willful misconduct by or on the part of any of the Teva Indemnitees and/or any misrepresentation by Teva under this Agreement.

11.4.
Cell Cure’s undertakings under Section 11.3 above shall be subject to: (a) receipt of prompt written notice of any Claim by the Teva Indemnitee (provided, however, that the failure to give such notice shall not affect their indemnification undertakings provided hereunder except to the extent that any material substantive or procedural right of Cell Cure shall have been actually materially prejudiced as a result of such failure), (b) the cooperation of the Teva Indemnitee(s) regarding the response to and the defense of any such Claim, and (c)  Cell Cure’s right, by written notice to the Teva Indemnitees, to assume the defense of the Claim or represent the interests of the Teva Indemnitees with respect to such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Teva Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that (a) the legal counsel and consultants selected by Cell Cure to represent the Teva Indemnitees shall be different from Cell Cure’s legal counsel and consultants, if any defenses available to any Teva Indemnitees conflict with or are different from those available to Cell Cure, or if any other conflict of interest would result from such legal counsel or consultants representing both Cell Cure and any Teva Indemnitees, and (b)  no such settlement shall be made without the written consent of the Teva Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein shall prevent the Teva Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense. If the Teva Indemnities shall determine that a conflict of interest arose between Cell Cure and the Teva Cure Indemnities and the attorney is unable to continue to represent Cell Cure together with the Teva Indemnities, the Teva Indemnities shall provide Cell Cure with written detailed reasons for such determination, and following receipt of such reasons then senior representatives of the Parties shall meet to resolve such conflict, but, if after 7 days such senior representatives are unable to resolve such conflict, then the Teva Indemnities shall be entitled, at Cell Cure's expense, to appoint their own counsel (to be prior agreed by Cell Cure, such agreement not to be unreasonably withheld or delayed) to represent them in such litigation and the Cell Cure counsel shall fully inform such counsel and provide all necessary material.

12.	Insurance

12.1.
Each Party shall maintain, for the term of this Agreement and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business. Teva may fulfill its obligation under this Section 12 to obtain insurance by the maintenance of appropriate self insurance regardless of the nature or title thereof.

12.2.
During the term of this Agreement, Cell Cure shall maintain, at its cost, insurance against legal liability and other risks associated with its activities and obligations under this Agreement, in such amounts which in any case shall not be less than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission], subject to such deductibles and on such terms as are customary for a company such as Cell Cure for the activities to be conducted by it under this Agreement. Cell Cure shall furnish Teva with evidence of such insurance upon Teva’s request.

13.	Limitation of Liability

EXCEPT IN THE CASE OF A WILLFUL OR FRAUDULENT MISREPRESENTATION UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.	Confidentiality

14.1.
Other than as expressly set forth herein, Teva and Cell Cure undertake to treat and to maintain and to ensure that their Representatives (as defined below) shall treat and maintain, in strict confidence and secrecy any information disclosed by either Party under this Agreement, whether before of following the Effective Date, whether disclosed in oral or visual form or in writing and shall keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and shall not disclose, publish, or disseminate in any manner, any Confidential Information including, without limitation, any aspect  thereof, to a third party other than those of its Representatives with a need to know the same for the purpose of performing its obligations under this Agreement (the “Purpose”).  In addition, each Party agrees to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the Purpose.  Each Party agrees to be responsible for any use or disclosure of Confidential Information of any of its Representatives.

14.2.	Each Party shall:

14.2.1.	safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any third party the Confidential Information without written permission of the other.

14.2.2.
in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care.

14.3.	The undertakings and obligations under Sections 14.1 and 14.2 shall not apply to any part of the Confidential Information which:

14.3.1.	was known to the recipient of the Confidential Information (the “Recipient”) prior to disclosure by the disclosing Party (the “Discloser”);

14.3.2.	was generally available to the public prior to disclosure to the Recipient;

14.3.3.	is disclosed to the Recipient by a third party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

14.3.4.	has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

14.3.5.	was independently developed by the Recipient without reference to or reliance upon the Confidential Information;

14.3.6.
is required to be disclosed by the Recipient or any Affiliate of the Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient or its Affiliate gives the Discloser reasonable notice prior to any such disclosure and cooperates (at the Discloser’s expense) with the Discloser to assist the Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information.

Notwithstanding the foregoing, in the event that either Party is required to disclose Confidential Information pursuant to securities laws or the rules or regulations of any securities exchange, then the provisions of Section 15.1 below shall apply.

14.4.
Teva and Cell Cure acknowledge that their respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain. Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, performance and other relief, including recourse in a court of law.

14.5.	Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives (as defined below).

14.6.
Notwithstanding the foregoing, Cell Cure shall be permitted to provide copies of reports furnished to it by Teva pursuant to Section 6.1, Development Reports and other information disclosed to it hereunder to Cell Cure’s Affiliates subject to confidentiality provisions no less stringent than those contained herein, and to ESI and Hadasit to the extent required for Cell Cure to meet its obligations pursuant to the ESI License Agreement and the Hadasit License Agreement and subject to the confidentiality provisions thereunder.

14.7.
Moreover, each Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, as well as to prospective and current financial investors pursuant to appropriate non-disclosure arrangements, provided however that prior to any disclosure, the disclosing Party shall consult with the non-disclosing Party, and the non-disclosing Party shall have the right to delete business sensitive information. In the event of a potential investor or sublicensee who is a big pharmaceutical company or the investment arm of a big pharmaceutical company, Cell Cure may disclose only a redacted version of this Agreement, in a form approved by Teva in advance. Notwithstanding the foregoing, it is understood and agreed that Cell Cure shall be entitled to provide a copy of this Agreement, as well information furnished to it hereunder, to its current licensors, in order and only to the extent required to fulfill its contractual obligations towards them.

14.8.	The provisions relating to confidentiality in this Section 14 shall remain in effect during the term of this Agreement and for a period of seven (7) years after its termination.

14.9.
For the purposes of this Section 14 “Representatives” shall mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively and which shall be exposed to Confidential Information. For the avoidance of doubt, with respect to Teva, the Teva Representative shall be deemed a Representative for the purposes of the foregoing definition.

15.	Publication

15.1.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

15.2.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

15.3.	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

16.	Independent Contractors

16.1.
It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

16.2.
Cell Cure agrees that its employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on Cell Cure’s behalf, individually or collectively, shall be the sole responsibility of Cell Cure and shall not be considered at any time as Teva employees and shall not have any claims against Teva whatsoever.

17.	General Payment and Tax Provisions

17.1.
All amounts required to be paid pursuant to this Agreement are final and inclusive of all taxes and/or duties, of whatsoever nature, except for VAT which will be added, where applicable, to all payments to be made by Teva to Cell Cure against the appropriate tax invoices.

17.2.
If applicable laws require that taxes be withheld from any amounts due to Cell Cure under this Agreement, Teva shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to Cell Cure a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.  For the avoidance of doubt, any amounts due to Cell Cure under this Agreement shall be reduced by any withholding or similar taxes applicable to such payment, such that the actual maximum payment by Teva shall not exceed the amounts or the rates provided in this Agreement.

17.3.
All payments to be made hereunder shall be made by the due date for payment as provided herein, in US Dollars or in New Israeli Shekels, as converted from US Dollars as per the conversion rate existing in the US (as reported in the Wall Street Journal) last published prior to the actual date of payment.

17.1.
Teva shall be entitled to set-off from any amounts due to Cell Cure under this  Agreement, amounts not exceeding the amounts of any damage caused to Teva as a result of Cell Cure’s breach under this Agreement. For the avoidance of doubt, should Teva duly exercise the step-in rights extended to it by ESI and/or Hadasit under the side letters attached hereto as Annex E and Annex F, then should Teva choose not to terminate this Agreement, Teva shall have the right to set-off any amounts paid by Teva to ESI and/or Hadasit under any license(s) granted to it pursuant to such side letters, from any amount that may be due from Teva to Cell Cure hereunder.

18.	Assignment and Subcontracting

18.1.
Teva is permitted to assign its rights and obligations under this Agreement to its Affiliates either with respect to the entire Agreement or with respect to the rights and obligations related to any part of this Agreement and shall further be entitled to perform any and all of its rights hereunder either directly or through its Affiliates or subcontractors, provided that Teva shall remain liable to Cell Cure for the performance of all its obligations under this Agreement notwithstanding any such assignment.

18.2.
Cell Cure shall not, without the prior written consent of Teva, assign, charge or mortgage in any other manner all or any of its rights or obligations under this Agreement, except that Cell Cure may assign, pledge, mortgage, grant a security interest in, or otherwise encumber its rights to payments from Teva. Any assignment not in accordance with this Agreement shall be null and void. Notwithstanding the foregoing, Cell Cure may assign its rights and its obligations hereunder to any entity that acquires all or substantially all of its business and/or assets which are the subject of this Agreement, provided that such entity shall first undertake to Teva in writing to meet all undertakings and obligations of Cell Cure hereunder, and shall execute this Agreement and become a party hereto as if same had been the original signatory to this Agreement from the Effective Date hereof in place of Cell Cure.

19.	Amendments

No amendment of this Agreement shall be valid unless it is in writing and signed by, or on behalf of, each of the Parties.

20.	Severance

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties.

21.	Entire Agreement

This Agreement and its annexes constitute the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties.

22.	Waiver

No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

23.	Further Assurances

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

24.	Third Parties

None of the provisions of this Agreement shall be enforceable by any person who is not a party to this Agreement. Notwithstanding the foregoing, the Cell Cure Indemnitees shall be treated as third party beneficiaries of this Agreement with full authority to enforce the terms of Section 11 hereof.

25.	Notices

Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to the other Party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as shall be specified by the Parties by notice in accordance with the provisions of this Section 25.  Any notice shall operate and be deemed to have been served, if personally delivered, sent by fax or by courier on the next following business day.

Teva’s and Cell Cure’s addresses for the purposes of this Agreement shall be as follows:

If to Teva:

Teva Pharmaceutical Industries Ltd.
Innovative Ventures
Attention: Dr. Aharon Schwartz
16 Basel Street, Petah Tiqva 49131, Israel
Telephone:	972-3-9267277
Facsimile:	972-3-9267581

With a copy (that will not constitute notice) to:
Teva Pharmaceutical Industries Ltd.
Attention: General Counsel, Legal Department
5 Basel Street, Petah Tiqva 49131, Israel
Telephone:	972-3-926-7297
Facsimile:	972-3-926-7429

If to Cell Cure:

Cell Cure Neurosciences Ltd.
Kiryat Hadassah, PO Box 12247
Jerusalem 91121, Israel
Facsimile: + 972 2 642 9856
Attention: The Managing Director

With a copy (which will not constitute notice):

Baratz & Co.
Attorneys-at-Law & Notaries
1 Azrieli Center, Round Tower, 18th Floor
Tel Aviv 67021
Israel
Attention: Adv. Yael Baratz
Facsimile: +972 3 6960986

26.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the state of Israel.  All actions, suits or proceedings arising out of or relating to this Agreement shall be heard and determined in a court sitting in Courts of Tel Aviv-Jaffa, Israel, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

27.	Force Majeure

27.1.
If either Party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control (including but not limited to war, national emergency, flood, earthquake, strike or lockout the party unable to fulfill its obligations (the "Incapacitated Party") it shall immediately give notice of this to the other Party and shall do everything reasonably within its power to resume full performance of its obligations as soon as possible.

27.2.
Subject to compliance with the requirements of Section 27.1 the Incapacitated Party shall not be deemed to be in breach of its obligations under this Agreement during the period of incapacity in the circumstances referred to in Section 27.1 and the other Party shall continue to perform its obligations under this Agreement save only in so far as they are dependent on the prior performance by the Incapacitated Party of obligations which it cannot perform during the period of incapacity.

28.	Interpretation

The Parties have each had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

29.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by electronic mail in PDF format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

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Signature page

Research and Exclusive Option Agreement

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED	CELL CURE NEUROSCIENCE LTD.

signature:	signature:

name:	name:

designation:	designation:

signature:	signature:

name:	name:

designation:	designation:

Date: ___________________ 2010	Date: _____________________ 2010

List of Annexes:

Annex A	ESI License Agreement
Annex B	Hadasit License Agreement
Annex C	Patents
Annex D	R&D Program
Annex E	Step-in Letter – ESI
Annex F	Step-in Letter – Hadasit
Annex G	Form of MTA
Annex H	Press Release
Annex I	Approval of HMO Ethics Committee